Exhibit 8.2

February 25, 2013

Enersis S.A.

Santa Rosa 76, 15th Floor

Santiago, Chile

Ladies and Gentlemen:

We have acted as New York counsel to Enersis S.A, a Chilean corporation (the “Company”), in connection with the proposed rights offering by the Company of an aggregate of shares (the “Shares”) of the Company’s common stock, no par value, in the form of shares or American depositary shares (“ADSs”) as contemplated in the registration statement on Form F-3ASR (the “Registration Statement”), to be filed by the Company with the Securities and Exchange Commission. The ADSs will be evidenced by American depositary receipts (“ADRs”). The ADRs will be issued pursuant to a Deposit Agreement (the “Deposit Agreement”), dated as of June 1, 1994, and amended and restated as of September 30, 2012, among the Company, Citibank N.A., as depositary (the “Depositary”), and the holders of ADRs. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents as we have deemed necessary or appropriate for purposes of the opinion set forth below. As to any fact material to this opinion, we have relied upon statements and representations of officers and other representatives of the Company.

We express no opinion as to any laws other than the laws of the State of New York and the federal laws of the United States.

Subject to the assumptions, qualifications and comments in this letter and the Registration Statement, we are of the opinion that the statements in the prospectus contained in the Registration Statement with respect to United States taxation under the heading “Taxation,” to the extent they constitute matters of law, are correct in all material respects.

Very truly yours,

/s/ Chadbourne & Parke LLP